EXHIBIT 4.1

EXECUTION COPY

AMENDMENT NO. 1

Dated as of November 9, 2007

to

CREDIT AGREEMENT

Dated as of March 24, 2006

THIS AMENDMENT NO. 1 (“Amendment”) is made as of November 9, 2007 (the “Effective Date”) by and among Fiserv, Inc., a Wisconsin corporation (the “Company”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of March 24, 2006 by and among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that certain modifications be made to the Credit Agreement;

WHEREAS, the Company, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Administrative Agent hereby agree to the following amendments to the Credit Agreement.

1. Amendments to Credit Agreement. Effective as of the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement and the Subsidiary Guaranty are each hereby amended as set forth in the redlined document attached as Annex I hereto:

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Company, the Required Lenders and the Administrative Agent, (ii) counterparts of the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors, (iii) joinders to the Subsidiary Guaranty executed by each Subsidiary that is, or upon the closing of the transactions contemplated under the Term Loan Facility will be, a “Subsidiary Guarantor” under the Term Loan Facility and that is not currently a Subsidiary Guarantor under the Credit Agreement (each such Subsidiary, a “New Subsidiary Guarantor”) and (iv) such other instruments, opinions and other documents as are reasonably requested by the Administrative Agent; provided that this Amendment shall cease being effective (and the amendments herein shall be deemed to be null and void) in the event the Company redeems the notes issued under the New Bond Indenture as a result of its failure to consummate the CheckFree Acquisition and the New Subsidiary Guarantors shall be released from their obligations under the Subsidiary Guaranty.

3. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles, relating to the availability of specific performance as a remedy.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Company set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects as of the date hereof.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except as specifically amended above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

FISERV, INC.,
as the Company

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

THE BANK OF NEW YORK

By:	/s/ G. L. Ashley
Name	G. Louis Ashley
Title:	Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

SUNTRUST BANK

By	/s/ Robert S. Ashcom
Name:	Robert S. Ashcom
Title:	Director

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Caroline V. Krider
Name:	Caroline V. Krider
Title:	Vice President and Senior Lender

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

BANK OF AMERICA, N.A.

By:	/s/ Debra E. DelVecchio
Name:	Debra DelVecchio
Title:	Managing Director

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ Russ Lyons
Name:	Russ Lyons
Title:	Director

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Vice President & Manager

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Halldorson
Name:	Mark H. Halldorson
Title:	Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

THE NORTHERN TRUST COMPANY

By:	/s/ Dave Graham
Name:	Dave Graham
Title:	Second Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

MIZUHO CORPORATE BANK (USA)

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Senior Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

KEYBANK NATIONAL ASSOCIATION

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

RBS CITIZENS, N.A.

By:	/s/ Mary Ann Klemm
Name:	Mary Ann Klemm
Title:	Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

FIFTH THIRD BANK

By:	/s/ Michael R. Zaksheske
Name:	Michael R. Zaksheske
Title:	Vice President

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

M&I MARSHALL & ILSELY BANK

By:	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	VP

By:	/s/ James R. Miller
Name:	James R. Miller
Title:	SVP

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ W. J. Bowne
Name:	W. J. Bowne
Title:	Managing Director

Signature Page to Amendment No. 1 to

Credit Agreement dated as of March 24, 2006

Fiserv, Inc.

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Fiserv, Inc., a Wisconsin corporation (the “Company”), the Lenders, the Foreign Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), which Amendment No. 1 is dated as of November 9, 2007 and is by and among the Company, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that the Subsidiary Guaranty and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated November 9, 2007

[Signature Pages Follow]

IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed as of the day and year above written.

FISERV SOLUTIONS, INC.

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

INFORMATION TECHNOLOGY, INC.

By:	/s/ Thomas J. Hirch
Name:	Thomas J. Hirsch
Title:	Assistant Treasurer

Consent and Reaffirmation

ANNEX I

AMENDMENT NO. 1

CREDIT AGREEMENT

dated as of

March 24, 2006

among

FISERV, INC.

The Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

THE BANK OF NEW YORK

as Syndication Agent

and

SUNTRUST BANK, U.S. BANK NATIONAL ASSOCIATION,

and BANK OF AMERICA, N.A.

as Documentation Agents

J.P. MORGAN SECURITIES INC. and BNY CAPITAL MARKETS, INC.,

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

ARTICLE X

Company Guarantee

(continued)

Page
SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.04	—	List of Litigation
Schedule 3.11	—	List of Environmental Matters
Schedule 3.13	—	List of Material Subsidiaries; Capital Stock
Schedule 6.01	—	List of Existing Indebtedness

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Foley & Lardner LLP
Exhibit B-2	—	Form of Opinion of General Counsel of the Loan Parties
Exhibit C	—	Form of Commitment and Acceptance
Exhibit D	—	Form of Written Money Transfer Instruction
Exhibit E	—	List of Closing Documents
Exhibit F-1	—	Form of Borrowing Subsidiary Agreement
Exhibit F-2	—	Form of Borrowing Subsidiary Termination
Exhibit G	—	Form of Subsidiary Guaranty
Exhibit H	—	Form of Compliance Certificate

CREDIT AGREEMENT dated as of March 24, 2006 among FISERV, INC., the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, THE BANK OF NEW YORK, as Syndication Agent and SunTrust Bank, U.S. Bank National Association and Bank of America, N.A., as Documentation Agents and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by devise, bequest, gift, through a dividend or otherwise), of (a) Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the Control of such Person, (b) any business, going concern or division or segment thereof, or (c) the Property of any other Person other than in the ordinary course of business, provided, however, that no acquisition of substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom to a Borrower organized under the laws of a jurisdiction in the United Kingdom, if applicable and as reasonably determined by the Administrative Agent in accordance with Schedule 2.02, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person (other than a consolidated subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $900,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and any other Foreign Currency agreed to by each of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amendment Effective Date” means November 9, 2007.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by two (2) nationally recognized rating agencies as selected by the Company and agreed to by the Administrative Agent and thereafter disclosed to the Lenders, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurocurrency Spread*	Facility Fee Rate
Category 1: A2 or A or higher	0.14%	0.06%

Category 2: A3 or A-	0.18%	0.07%

Category 3: Baa1 or BBB+	0.27%	0.08%

Category 4: Baa2 or BBB	0.35%	0.10%

Category 5: Baa3 or BBB-	0.50%	0.15%

Category 6: Ba1 or BB+ or lower	0.70%	0.20%

*	If, at the end of any calendar quarter, the average daily aggregate principal amount of the outstanding Revolving Loans for such quarter exceeds 50% of the then Aggregate Commitment, the Eurocurrency Spread and the Alternate Base Rate shall be deemed to increase by 0.10% for such quarter, changing as and when the applicable Category changes.

For purposes of, and notwithstanding, the foregoing,

(i) if either such rating agencies shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6;

(ii) if the ratings established or deemed to have been established by such rating agencies for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings;

(iii) if the ratings established or deemed to have been established by such rating agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of either rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.07 or otherwise; and

(iv) each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either rating agency shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time based upon the spot rate quoted by its foreign exchange trading desk.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Agreed Currencies in the London interbank market (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of euro is open for business).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Company; (b) during any period of up to three consecutive calendar years commencing on or after the Effective Date, individuals (i) who were directors of the Company on the first day of such period or (ii) whose election or nomination for election to the board of directors of the Company was recommended or approved by at least a majority of directors who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Company; or (c) the Company ceasing to own, directly or indirectly, 100% of the Stock of each Foreign Subsidiary Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CheckFree Acquisition” means the acquisition by the Company, directly or indirectly, of all issued and outstanding stock of the Target.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $900,000,000.

“Commitment Increase Notice” is defined in Section 2.20.

“Company” means Fiserv, Inc., a Wisconsin corporation.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Computation Date” is defined in Section 2.04.

“Consolidated” means the Company and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event” means:

(i) any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(a) changing the obligations of any Issuing Bank or the Lenders under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to any Issuing Bank, the Lenders or the Administrative Agent from that which exists on the Effective Date,

(b) changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or

(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii) force majeure; or

(iii) any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or such Issuing Bank and freely available to the Administrative Agent or such Issuing Bank.

“Credit Event” means a Borrowing, an LC Disbursement or both.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Documentation Agent” means each of SunTrust Bank, U.S. Bank National Association and Bank of America, N.A. in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is a Foreign Currency, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.04; provided, that the Administrative Agent may obtain such rates from another financial institution designated by the Administrative Agent if its foreign exchange trading desk does not have a spot buying rate for such currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the consolidated net earnings of such Person in respect of such period, plus the sum of each of the following with respect to such Person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) stock-based non-cash compensation expense, minus (vii) extraordinary gains realized other than in the ordinary course of business and (viii) any cash payments made during such period in respect of the item described in clause (vi) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense was incurred.

“Effective Commitment Amount” is defined in Section 2.20.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved from time to time by the Administrative Agent.

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Company, any Subsidiary or any ERISA Affiliate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined; provided, that the Administrative Agent may obtain such rates from another financial institution designated by the Administrative Agent if its foreign exchange trading desk does not have a spot buying rate for such currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability in a material amount or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any other Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company or any other Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreements” means (i) that certain Five-Year Credit Agreement dated as of March 31, 2004 by and among the Company, the lenders and agents from time to time party thereto and the Bank of New York as administrative agent, as amended, supplemented or otherwise modified from time to time and (ii) that certain 364-Day Credit Agreement dated as of March 31, 2004 by and among the Company, the lenders and agents from time to time party thereto and the Bank of New York as administrative agent, as amended, supplemented or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the Chief Financial Officer, the Controller, any Assistant Controller, the Treasurer or any Assistant Treasurer, in each case of the Company.

“Financial Statements” is defined in Section 3.12.

“FIN 46 Entity” means any Person the financial condition and results of which, solely due to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (Revised December 2003) the Company is required to consolidate in its financial statements.

“Foreign Currencies” means each Agreed Currency other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn, available and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, without duplication (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business and provided further that the amount of each “Guarantee” shall be the lesser of (a) the amount of the primary obligation with respect thereto or, if not stated, the reasonably expected liability in respect of such primary obligation, and (b) the stated maximum amount of such “Guarantee”.

“Guaranty Ratings Threshold” means that at any time, the Company’s Index Debt is rated (i) at or above A- by S&P and (ii) at or above A3 by Moody’s.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means a bank holding company or a financial holding company, in either case within the meaning of the Bank Holding Company Act.

“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn-outs, agreements providing for the holdback of up to 10% of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement (excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof, provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all Guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include any Trust Company Indebtedness or any intercompany indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated March 2006 relating to the Company and the Transactions.

“Interest Coverage Ratio” means as of any date, the ratio of (a) the Consolidated EBITDA of the Company for the four consecutive fiscal quarter period ended on such date to (b) Consolidated interest expense of the Company for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of JPMorgan Chase Bank, National Association and The Bank of New York, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time which are then available plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of any date, the ratio of (a) the Consolidated Indebtedness of the Company and the Subsidiaries on such date to (b) Consolidated EBITDA of the Company for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Page 3750 of the Dow Jones Market Service and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset and excluding operating leases, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, it being understood that conversions and continuations of Loans are not Loans hereunder.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as the Administrative Agent has previously advised the Company as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Foreign Currency or which is to, or for the account of, a Foreign Subsidiary Borrower.

“Mandatory Cost” is described in Schedule 2.02.

“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business or assets of the Company and the Subsidiaries on a Consolidated basis, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents, or (iii) the ability, due to circumstances not caused by the Administrative Agent or any Lender, of the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender to enforce the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means each Domestic Subsidiary (i) which (on an unconsolidated basis and excluding intercompany income statement items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Company, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.07, contributed EBITDA in an amount greater than ten percent (10%) of the EBITDA of the Company and its Domestic Subsidiaries on a consolidated basis for the four consecutive fiscal quarter period most recently ended prior to the Amendment Effective Date (or, upon the occurrence of the Term Loan Facility Effective Date, the Term Loan Facility Effective Date) or (ii) which (on an unconsolidated basis and excluding intercompany balance sheet items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Company, for which financial statements have been delivered pursuant to Section 5.07 contributed total assets in an amount greater than ten percent (10%) of the Total Assets of the Borrower and its Domestic Subsidiaries on a consolidated basis as of the Amendment Effective Date (or, upon the occurrence of the Term Loan Facility Effective Date, the Term Loan Facility Effective Date), in each case as calculated by the Company on a pro forma basis reasonably acceptable to the Administrative Agent giving positive effect to the CheckFree Acquisition and deducting for discontinued operations as a result of the Trust Business Disposition; provided, however, that no Trust Company Subsidiary and no SPE shall be deemed to constitute a “Material Subsidiary” hereunder.

“Maturity Date” means March 24, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a Consolidated balance sheet of the Company and the Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

“New Bond Indenture” means the Indenture, dated on or about November 20, 2007, between the Company, as Issuer, the Subsidiaries party thereto as guarantors and U.S. Bank National Association, as Trustee, as amended or supplemented.

“New Money Credit Event” means with respect to any Issuing Bank, any increase (directly or indirectly) in such Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any agreement in relation to clause (i), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Operating Entity” means (a) any Person, (b) any business or operating unit of a Person (i) which is operated separate and apart from the other businesses and operations of such Person, or (ii) whose products and services are uniquely divisible from the products and services of such Person, or (c) any other line of business or business segment.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but excluding Excluded Taxes.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

“Permitted Sale-Leaseback Transactions” means sales or transfers by the Company or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six (36) months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date hereof and (b) that are material to the business of the Company and its Subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens permitted under Section 6.02(r), exceeds 10.0% of Net Worth. For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Company) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the “Term Loan” under the Term Loan Facility or to the repayment of any Indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with such Term Loan.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Proposed New Lender” is defined in Section 2.20.

“Ratings Event” means that at any time, the Company’s Index Debt is rated (i) below BBB- by S&P and (ii) below Baa3 by Moody’s.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means, with respect to any Person, any of the following, whether direct or indirect: (a) the payment by such Person of any dividend or distribution on any class of stock of such Person, except to the extent payable solely in shares of that class of stock to the holders of such class, (b) the payment by such Person of any distribution on any other type or class of equity interest or equity investment in such Person except to the extent payable in stock of such Person, and (c) any redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of stock of, or other type or class of equity interest or equity investment in, such Person. For all purposes hereof, the amount of any Restricted Payment made through the transfer of property shall be deemed to be the greater of (x) the fair market value of such property (as determined in good faith by the Board of Directors of the Company) and (y) the net book value thereof on the books of the Company or any Subsidiary (as determined in accordance with GAAP), in each case as determined on the date such Restricted Payment is paid, distributed, made or set apart, as the case may be.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission of the United States or such other Governmental Authority succeeding to the functions thereof.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any subsidiary or affiliate thereof, on or prior to such date.

“SPE” means any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of US Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Company promptly of any such adjustment.

“Stock” means any and all shares, partnership interests, membership interests, warrants, options, rights of conversion, participations or other equivalents (however designated) of equity interests in a Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of such FIN 46 Entity’s Indebtedness have no recourse, directly or indirectly, to the Company or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Company, other than Bastogne, Inc. and any other SPE.

“Subsidiary Guarantor” means each Subsidiary (other than Foreign Subsidiaries) acting as such pursuant to Section 5.11 hereof from time to time (and giving effect to any releases in accordance with the terms hereof) or otherwise. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.13 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit G (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means The Bank of New York in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Target” means CheckFree Corporation, a Delaware corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Facility” means the term loan facility evidenced by the Term Loan Facility Agreement.

“Term Loan Facility Agreement” means that certain Loan Agreement dated as of November 9, 2007 by and among the Company and the lenders and agents from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Term Loan Facility Effective Date” means the “Effective Date” under, and as defined in, the Term Loan Facility Agreement.

“Total Assets” means, as the date of any determination thereof, total assets of a Person calculated in accordance with GAAP on a consolidated basis as of such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trust Business Disposition” is defined in Section 6.03.

“Trust Company Indebtedness” means, with respect to any Trust Company Subsidiary that either (i) is a Subsidiary Guarantor or (ii) does not Guarantee any Indebtedness of the Company or any other Subsidiary (other than another Trust Company Subsidiary), indebtedness of such Trust Company Subsidiary (a) incurred in the ordinary course of its business, (b) in respect of which neither the Borrower nor any other Subsidiary (other than another Trust Company Subsidiary) shall have any obligation or liability, contingent or otherwise, (c) to the extent such indebtedness is not past due in the payment of principal or interest thereon, and (d) to the extent such indebtedness is not in excess of 20% of the consolidated investments of such Trust Company Subsidiary as reflected on its most recent quarterly balance sheet.

“Trust Company Subsidiary” means each of Fiserv Trust Company (formerly known as First Trust Corporation and Lincoln Trust Company) and Trust Industrial Bank, in each case for so long as it retains its powers as a trust company or banking organization under the laws of the United States or any State thereof, together with each wholly-owned Subsidiary thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not, subject to fluctuations in currency exchange rates and Section 2.11.2, result in (a) such Lender’s Revolving Credit Exposure exceeding the Dollar Amount of such Lender’s Commitment or (b) subject to Section 2.04, the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or the Approximate Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or four Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

a) each Eurocurrency Borrowing as of the date three Business Days prior to the date of such Borrowing or, if applicable, date of conversion/continuation of any Advance as a Eurocurrency Advance,

(b) the LC Exposure as of the date of each request for the issuance, amendment to increase, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar month and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day, and the Administrative Agent shall notify the Company of all such determinations and related computations on such Computation Date.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. Unless otherwise directed by the Company, the Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company promptly of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit (or the amendment, renewal or extension of any outstanding Letter of Credit) denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent, the Company and the Issuing Bank issuing such Letter of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if any Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Issuing Bank shall promptly notify the Company of such determination prior to the issuance of any Letter of Credit, and the Company shall, at the request of such Issuing Bank, guaranty and indemnify such Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to such Issuing Bank. The letters of credit issued under one or more of the Existing Credit Agreements and identified on Schedule 2.06 shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Company also shall submit a letter of credit application in a form agreed to by the Company in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended to increase the amount, renewed or extended only if (and upon issuance, amendment to increase the amount, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, but allowing for fluctuations in currency exchange rates and subject to Section 2.11.2, (i) the Dollar Amount of the LC Exposure shall not exceed $350,000,000 and (ii) subject to Section 2.04, the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, upon the Company’s request, any such Letter of Credit may have a later expiry date if cash collateralized or covered by standby letter(s) of credit in compliance with Section 2.06(j) below.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, subject to the conditions to borrowing set forth herein, such payment shall, automatically and without notice, be financed with (x) if the LC Disbursement is equal to or greater than $1,000,000, an ABR Revolving Borrowing, or (y) if the LC Disbursement is equal to or greater than $100,000, a Swingline Loan, in each case in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Administrative Agent shall promptly notify the Company prior to payment by the Company, and the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse any Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cover. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) the Company requests the issuance of a Letter of Credit with an expiry date that is later than the expiry date prescribed in clause (c) of this Section 2.06 (an “Extended Letter of Credit”), the Company shall either (A) cover by arranging for the issuance of one or more standby letters of credit issued by an issuer, and otherwise on terms and conditions, satisfactory to the Administrative Agent or (B) deposit cash in an account with the Administrative Agent, in each case in the name of the Administrative Agent and for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and in an amount equal to (1) with respect to a Letter of Credit denominated in Dollars, 100% and (2) with respect to a Foreign Currency Letter of Credit, 105%, in each case of the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be covered or deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to provide such letter(s) of credit cover or deposit such cash collateral shall become effective immediately, and such cover or deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable exchange rates of the Administrative Agent on the date notice demanding letter of credit cover or cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.2. Any such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall bear interest, and such deposits shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations; provided that at any time that the money remaining in such account exceeds the LC Exposure by $100,000 or more, the Administrative Agent will, promptly after request therefor by the Company at any time that no Default shall exist, deliver such excess to the Company. If the Company is required to provide an amount of cash collateral or letter of credit cover hereunder as a result of the occurrence of an Event of Default, such amount or letter of credit (to the extent not applied as aforesaid) shall be returned to the Company or the issuer of such letter of credit (as applicable) within three Business Days after all Events of Default have been cured or waived.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has provided letter of credit cover, or deposited cash collateral, pursuant to paragraph (j) above, if such letter of credit was issued, or cash collateral was deposited, in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to any Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Administrative Agent’s currency exchange rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and for such Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable

Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower maintained with the Administrative Agent in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to a Foreign Subsidiary Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) such Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing borrowed by the Company may be converted to or continued beyond its then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing borrowed by the Company shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifteenth Business Day after the date such Swingline Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

SECTION 2.11.1. Voluntary Prepayments.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (other than a prepayment of a Swingline Loan) (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment. Any prepayment of a Swingline Loan must be made not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.11.2. Mandatory Prepayments.

If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) exceeds 105% of the Aggregate Commitment, the Borrowers shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings and, if no Borrowings are then outstanding, cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate principal amount sufficient to eliminate any such excess.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily Dollar Amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily Dollar Amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum agreed upon between the Company and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable promptly after demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate as the same may be increased pursuant to the terms of the definition of “Applicable Rate”. Each Swingline Loan shall bear interest at a rate per annum agreed upon between the Company and the Swingline Lender.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or

Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company contemporaneously with any demand for payment hereunder and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions if such Lender or such Issuing Bank fails to notify the Company within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender and such Issuing Bank shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender or such Issuing Bank provided notice thereof to the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Lenders, the Issuing Banks and the Administrative Agent will, at the expense of the Company, cooperate with the Company in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Lenders, the Issuing Bank and the Administrative Agent shall have no obligation to (i) engage in litigation with respect thereto or (ii) disclose any tax return or other confidential information.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank contemporaneously with any demand for payment, and shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay to any Lender or any Issuing Bank any amount which the Company is liable to withhold due to the failure of such Lender or such Issuing Bank, as the case may be, to file any statement of exemption required by the Code.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 1:00 p.m., Chicago time and (ii) in the case of payments denominated in a Foreign Currency or by a Foreign Subsidiary Borrower, 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 131 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Borrowing denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Eurocurrency Payment Office, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).

SECTION 2.20. Increase of Commitments. At any time and from time to time, but not more than five (5) times during the term of this Agreement, the Company may request that the Aggregate Commitment be increased; provided that (i) the Aggregate Commitment shall at no time exceed $1,250,000,000 and (ii) such request shall be in a minimum amount of $50,000,000. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than ten (10) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. The Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice and any Proposed New Lender shall be reasonably acceptable to the Administrative Agent. The Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amount shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, all representations and warranties under Article III shall be true and correct in all material respects as though made on such date or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date (except for representations and warranties for which exceptions thereto have been disclosed in writing to the Administrative Agent and which have been approved in writing by the Required Lenders) and no event shall have occurred and then be continuing which constitutes a Default or Event of Default, (B) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit C, (C) counsel for the Borrowers shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (D) the Borrowers and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. The Administrative Agent shall, with the consent of the Company, reallocate the Revolving Credit Exposures on the effective date of such increase ratably among the Lenders (including new Lenders) after giving effect to such increase. The Company hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loan hereunder on the terms and in the manner as set forth in Section 2.16 hereof. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment at any time.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the relevant Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the relevant Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank which has issued such Letter of Credit, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23. Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24. Termination of Commitments under Existing Credit Agreements. Each of the signatories hereto that is also a party to an Existing Credit Agreement hereby agrees that, as of the Effective Date, all of the commitments to extend credit under each Existing Credit Agreement to which such signatory is a party will be terminated automatically, each such Existing Credit Agreement shall be terminated and of no further force or effect and any and all conditions precedent or required notice periods in connection with such termination are hereby waived and of no further force and effect.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Existence and Power. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and each of the Company and its Subsidiaries is in good standing and authorized to do business in each jurisdiction in which the failure so to qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authority. Each Loan Party has full power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other entity action and are in full compliance with its certificate of incorporation, by-laws or other comparable documents. No consent or approval of, or other action by, shareholders or other equity owners of any Loan Party, any Governmental Authority or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, (b) except for the filing of the Loan Documents with the SEC, is required of the Company or any Subsidiary in connection with the execution and delivery by the Company or such Subsidiary of the Loan Documents to which it is a party, or (c) is required as a condition to the enforceability against any Loan Party of the Loan Documents to which it is a party.

SECTION 3.03. Binding Agreements. The Loan Documents constitute the valid and legally binding obligations of the Loan Parties, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

SECTION 3.04. Litigation. (a) Except as set forth on Schedule 3.04 and in the Company’s filings on Forms 10K, 10Q or 8K, there are no actions, suits or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(b) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary (i) which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (ii) which would reasonably be expected to, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

SECTION 3.05. No Conflicting Agreements. (a) Neither the Company nor any Subsidiary is in default under any existing mortgage, indenture, contract, or agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse Effect. No notice to, or filing with, any Governmental Authority is required for the due execution or delivery (except for the filing of the Loan Documents with the SEC promptly thereafter) or performance by any Loan Party of the Loan Documents to which it is a party other than those notices or filings which have been given and filed, as the case may be.

(b) No provision of any existing mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness, in each case binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary, and no provision of any statute, rule, regulation, judgment, decree or order binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by any Loan Party of the terms of, any Loan Document. The execution, delivery or performance by each Loan Party of the terms of each Loan Document to which it is a party will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than any Lien permitted under Section 6.02) upon the Property of the Company or any Material Subsidiary pursuant to the terms of any mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary.

SECTION 3.06. Taxes. The Company and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Governmental Regulations. Neither the Company nor any Subsidiary nor any corporation controlling the Company or any Subsidiary or under common control with the Company or any Subsidiary is subject to regulation under the Investment Company Act of 1940.

SECTION 3.08. Federal Reserve Regulations; Use of Loan Proceeds. None of the Borrowers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Loan, and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Company and the Subsidiaries. None of the Borrowers have used or will use the proceeds of the Loans for any purpose other than their respective general corporate purposes (including refinancing existing Indebtedness and, in the case of the Company, repurchases of the Company’s Stock, in each case to the extent not inconsistent with the terms hereof). Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower (i) in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including Regulations U or X of the Board or (ii) to fund any tender offer for, or other Acquisition of, Stock issued by any other Person with a view towards attaining Control of such other Person at a time when the board of directors or other similar managing body of such Person shall not have approved of such attainment of Control.

SECTION 3.09. Disclosure. None of the Information Memorandum, any Loan Document or any material information delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10. Plans. Each Employee Benefit Plan of the Company, each Subsidiary and each ERISA Affiliate is in compliance with ERISA and the Code, where applicable, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company, each Subsidiary and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC has been, or is expected by the Company, any Subsidiary or any ERISA Affiliate to be, incurred by the Company, any Subsidiary or any ERISA Affiliate, except to the extent that such liability, individually or in the aggregate, is not in excess of $100,000,000. Liability, as referred to in this Section 3.10, includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B and 4980D of the Code, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Environmental Matters. Except as set forth in Schedule 3.11 and except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Subsidiary possess all Environmental Permits currently required under applicable Environmental Laws to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in compliance with the terms and conditions of such Environmental Permits, nor has the Company or any Subsidiary received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed; (b) the Company and each Subsidiary is currently, and within applicable statutes of limitation, have been, in compliance with all applicable Environmental Laws; (c)(i) the Company has not received notice of any civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information pending or threatened under any Environmental Law against the Company or any Subsidiary, and (ii) the Company has not received notice of actual or potential liability under any Environmental Law that has not been resolved, including, but not limited to, any liability that the Company or any Subsidiary may have retained or assumed either contractually or by operation of law; (d) as of the date hereof, no property or facility currently, or to the best of the Company’s knowledge, formerly owned, operated or leased by the Company or any present or former Subsidiary, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or CERCLIS, both promulgated under the CERCLA, or on any comparable foreign or state list established under any Environmental Law; (e)(i) there has been no disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by the Company, any Subsidiary or respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor in interest; and (ii) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case, that could reasonably be expected to require investigation, removal, remedial or corrective action by the Company or that would reasonably likely result in liabilities of, or losses, damages or costs to the Company under any Environmental Law; (f)(i) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by the Company, any Subsidiary or respective predecessors in interest except in compliance with Environmental Laws during the period of such ownership, lease or operation, and (ii) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation, except in compliance with Environmental Laws; and (g) no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Company or any Subsidiary under any Environmental Law.

SECTION 3.12. Financial Statements. (a) The Company has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of December 31, 2005, and the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, for the fiscal year then ended (collectively, together with the related notes and schedules, the “Financial Statements”). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect.

(b) Since December 31, 2005, there has been no material adverse change in the financial condition, operations, business or assets of the Company and its Subsidiaries on a Consolidated basis.

SECTION 3.13. Material Subsidiaries; Capital Stock. As of the date of this Agreement, each Material Subsidiary of the Company is set forth on Schedule 3.13. The shares of each Material Subsidiary are duly authorized, validly issued, fully paid and, except to the extent that the law of the State of Wisconsin may require assessment of each shareholder of a Material Subsidiary for an amount not exceeding the lesser of the par value of the shares held by such shareholder and the unpaid wages owed by such Material Subsidiary, nonassessable.

SECTION 3.14. Holding Company Status. Neither the Company nor any Subsidiary is a Holding Company.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this

Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties and (ii) Charles W. Sprague, General Counsel of the Loan Parties, substantially in the form of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received evidence satisfactory to it that all of the Initial Borrowers’ existing credit facilities (including without limitation, under the Existing Credit Agreements) shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans or otherwise permitted to be outstanding pursuant to Section 6.01) or otherwise hereunder.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan, and of the Issuing Banks to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than the representations contained in Section 3.04(a) and 3.12(b)) shall be true and correct on and as of the date of such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Loan or the issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of a Loan or Letter of Credit denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Loan and each issuance, amendment to increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary (which may include inside counsel to such Subsidiary for certain matters), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and

(e) The Administrative Agent shall have received evidence satisfactory to it that all of such Foreign Subsidiary Borrower’s then existing credit facilities shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans to such Borrower or otherwise permitted to be outstanding pursuant to Section 6.01).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated, been collateralized or otherwise been covered by a letter of credit as permitted herein and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that such Borrower will:

SECTION 5.01. Legal Existence. Except as may otherwise be permitted by Sections 6.03 and 6.04, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Taxes. Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Company and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that (a)(i) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (b) the failure so to do would not have a Material Adverse Effect.

SECTION 5.03. Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with financially sound insurance carriers against at least such risks, and in at least such amounts, as are usually insured against by similar businesses, including business interruption, public liability (bodily injury and property damage), fidelity, workers’ compensation and property insurance, except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Performance of Obligations. Pay and discharge promptly when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, provided that neither the Company nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

SECTION 5.05. Condition of Property. Except as permitted by Sections 6.03 and 6.04 and for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all Property used or useful in the operation of its business (other than Property which is replaced with similar Property), and cause each Subsidiary so to do, except to the extent that the failure to do so would not have a Material Adverse Effect.

SECTION 5.06. Observance of Legal Requirements. Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Financial Statements and Other Information. Furnish to the Administrative Agent:

(a) As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Company’s 10-K in respect of such fiscal year, and (y) (i) the Company’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Company’s auditors, which report shall state that (A) such auditor has audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP (provided that, notwithstanding the foregoing, such report may be with reference to such financial statements which have given effect to the consolidation of any FIN 46 Entities with the Company);

(b) Simultaneously with the delivery of the certified statements required by paragraph (a) of this Section, copies of a certificate of the Company’s auditors (i) expressing their opinion that the computations by the Company (which computations shall accompany such certificate and shall be in reasonable detail) show compliance with Section 6.08 and are in accordance with such Section, and (ii) stating that, in making the examination necessary for their audit of the financial statements of the Company for such fiscal year, nothing came to their attention of a financial or accounting nature that caused them to believe that there shall have occurred any condition or event which would constitute a Default or an Event of Default, or, if so, specifying in such certificate all such Defaults or Events of Default and the nature and status thereof;

(c) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Company’s 10-Q in respect of such fiscal quarter, and (y) (i) the Company’s Consolidated Balance Sheet as of the end of such quarter, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows for (A) such quarter, and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to normal year-end and audit adjustments);

(d) (i) Simultaneously with the delivery of the financial statements required by Section 5.07(c), a certificate of a Financial Officer of the Company certifying that no Default or Event of Default shall have occurred and be continuing or, if so, specifying in such certificate all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 6.08, and (ii) simultaneously with the delivery of the financial statements required by Section 5.07(a) or 5.07(c), as the case may be, a Compliance Certificate, as of the fiscal period then ended, certified by a Financial Officer of the Company;

(e) Upon an executive officer of the Company becoming aware thereof, prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Company or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Company or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse Effect;

(f) Upon an executive officer of the Company becoming aware thereof, prompt written notice of the occurrence of (i) each Default, and (ii) each Material Adverse Effect;

(g) Upon the forwarding thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so furnished;

(h) Prompt written notice of the occurrence of any change in the aggregate Revolving Credit Exposures that would cause the Applicable Rate to change;

(i) Promptly after either rating agency providing a rating for the Index Debt pursuant to the definition of “Applicable Rate” shall have publicly announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(j) Promptly after request therefor, such other information relating to the financial condition or business of the Company, the Subsidiaries and the FIN 46 Entities, as the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender at any time or from time to time may reasonably request.

Each report and other document required to be delivered by the Company pursuant to subparagraphs (a), (b), (c), (d)(i), (d)(ii) and (g) of this Section 5.07 shall be deemed to have been delivered on the date upon which the Company notifies the Administrative Agent that such report or other document has been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such report or document may be readily viewed and printed. The Administrative Agent shall promptly furnish to each Lender a copy (in the form received) of each notice or other information provided to the Administrative Agent under this Section 5.07.

SECTION 5.08. Records. At all reasonable times, upon reasonable prior notice and at the sole cost and expense of the Administrative Agent and the Lenders, permit representatives of the Administrative Agent and each Lender to discuss the affairs of the Company and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Company and each Subsidiary with the Company’s auditors.

SECTION 5.09. Authorizations. Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, except where the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Disaster Recovery Program. Maintain, and cause each Subsidiary to maintain, a “disaster recovery program” which conforms to and complies with all laws, rules and regulations, and all industry standards for businesses of the type engaged in by the Company and the Subsidiaries, and keep such disaster recovery program in a current status at all times, in each case except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11. Subsidiary Guaranty.

(a) Guarantors. As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) (i) after any Person becomes a Domestic Subsidiary or (ii) after any Domestic Subsidiary becomes a Material Subsidiary, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Person that is a Material Subsidiary to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to such Material Subsidiary for certain matters) in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing, promptly after consummation of the CheckFree Acquisition, the Company shall cause CheckFree Services Corporation to become a Subsidiary Guarantor in the manner contemplated by the immediately preceding sentence.

(b) Release.

(i) If any Subsidiary Guarantor ceases to be a Material Subsidiary (excluding any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in subsection (ii) below or that is a Subsidiary Guarantor, but not a Material Subsidiary, on the Amendment Effective Date (or, upon the occurrence of the Term Loan Facility Effective Date, the Term Loan Facility Effective Date)), the Company may provide the Administrative Agent with written notice thereof, and, upon receipt by the Administrative Agent of such notice, such Domestic Subsidiary shall no longer be a Subsidiary Guarantor and shall be automatically released from the Subsidiary Guaranty and its obligations thereunder shall be terminated; provided that such Domestic Subsidiary shall remain subject to the Subsidiary Guarantor requirements of subsection (a) above, if applicable. The obligations of all Subsidiary Guarantors under the Subsidiary Guaranty shall be automatically released and terminated when the Company achieves the Guaranty Ratings Threshold; provided that at any time the Company does not maintain the Guaranty Ratings Threshold, the obligations and requirements of any Subsidiary to be a Subsidiary Guarantor and to enter into the Subsidiary Guaranty, all pursuant to the terms and conditions of this Agreement, shall once again be fully effective upon the forty-fifth (45th) day after the date upon which the Company ceases to maintain the Guaranty Ratings Threshold.

(ii) Any Subsidiary Guarantor (including any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in this subsection (ii) or that is a Subsidiary Guarantor, but not a Material Subsidiary, on the Amendment Effective Date (or, upon the occurrence of the Term Loan Facility Effective Date, the Term Loan Facility Effective Date)) shall be released from the Subsidiary Guaranty upon the Company’s written request to the Administrative Agent, provided, however, that, (x) any such release of a Material Subsidiary shall only be permitted hereunder if, and effective upon, all of the assets (or substantially all of the assets) of, or all of the equity interests (or substantially all of the equity interests) in, a Material Subsidiary are being sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and (y) if at the time of any release of any Subsidiary Guarantor (based on the financial statements delivered pursuant to Section 5.07 for the most recently ended fiscal quarter prior to such release and calculated for the most recently ended four consecutive fiscal quarter period) the aggregate amount of the EBITDA of such Subsidiary Guarantor and all Domestic Subsidiaries that are not Subsidiary Guarantors (on a consolidated basis) at such time exceeds forty percent (40%) of the EBITDA of the Company and its Domestic Subsidiaries, on a consolidated basis, for the four consecutive fiscal quarter period most recently ended prior to the Amendment Effective Date (or, upon the occurrence of the Term Loan Facility Effective Date, the Term Loan Facility Effective Date) (as calculated by the Company on a pro forma basis reasonably acceptable to the Administrative Agent giving positive effect to the CheckFree Acquisition and deducting for discontinued operations as a result of the Trust Business Disposition), then the Company shall, contemporaneously with such release, cause sufficient Domestic Subsidiaries to become Subsidiary Guarantors to eliminate such excess.

(c) Other Requirements. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 5.11(b)), the Company shall not permit any Subsidiary to guaranty the obligations under the New Bond Indenture or the Term Loan Facility, regardless of whether such Subsidiary is a “Material Subsidiary”, unless such Subsidiary shall become a Subsidiary Guarantor.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated, been collateralized or otherwise been covered by a letter of credit as permitted herein and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01. Subsidiary Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents, (ii) the obligations and any other Indebtedness under the Term Loan Facility, and (iii) the obligations and any other Indebtedness under the New Bond Indenture;

(b) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 (including any extensions, renewals, refinancings, amendments, supplements, refundings, modifications or replacements of such Indebtedness, to the extent that the principal amount thereof shall not be increased);

(c) Indebtedness in respect of capital and operating leases, and Permitted Sale-Leaseback Transactions;

(d) purchase money Indebtedness in connection with the Acquisition of fixed or capital assets;

(e) Indebtedness to the Company or any Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary or the Company to the extent that such Indebtedness is not prohibited hereby; and

(f) other Indebtedness, provided that, immediately after giving effect thereto, the aggregate sum of all Indebtedness (without duplication) under this Section 6.01(f) (i) would not exceed 15.0% of Net Worth and (ii) to the extent secured by Liens, would be permitted under Section 6.02(r).

SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Company or any Subsidiary, or permit any Subsidiary so to do, except any one or more of the following types of Liens:

(a) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(b) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(e) Liens consisting of attachments, judgments or awards against the Company or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(f) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operation of the business of the Company or any Subsidiary;

(g) Liens existing on the Effective Date and securing Indebtedness or other obligations of the Company or, to the extent permitted by Section 6.01, of the Subsidiaries;

(h) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary;

(i) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.02 would violate Regulation U of the Board, as amended;

(j) purchase money Liens on Property hereafter acquired by the Company or any Subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the Lien secured thereby shall attach only to the Property so acquired and related assets; (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (j));

(k) Liens in respect of capital leases permitted by Section 6.01 and Permitted Sale-Leaseback Transactions;

(l) Liens on the Property of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

(m) Liens on Property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry.

(o) Liens securing Securitized Indebtedness in an aggregate principal amount not in excess of $200,000,000 at any one time outstanding;

(p) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (g), (j), (l) and (m) of this Section 6.02, provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property) and the liability secured by such Lien at such time is not increased, and

(q) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.02, and

(r) other Liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this Section 6.02(r) would not exceed 10.0% of Net Worth.

SECTION 6.03. Asset Sales. Other than in connection with the Trust Business Disposition, Permitted Sale-Leaseback Transactions or one or more transactions contemplated by Sections 6.04(a) or 6.04(b), sell, assign (other than a collateral assignment intended for security), transfer or otherwise dispose of, in one transaction or a series of related transactions, or permit any Material Subsidiary so to do, all or a substantial part of the consolidated assets of the Company and the Subsidiaries taken as a whole. As used herein the “Trust Business Disposition” means the consummation of the transactions contemplated by the following agreements and any related agreements, instruments or documents in connection with the Company’s sale of capital stock in each of Fiserv Trust Company, Fiserv Affinity, Inc., Trust Industrial Bank and Fiserv Brokerage Services, Inc.: (i) that certain Stock Purchase Agreement dated as of May 24, 2007 between the Borrower and TD Ameritrade Online Holdings Corp.; and (ii) that certain Stock Purchase Agreement dated as of May 24, 2007 between the Company and Robert Beriault Holdings, Inc.

SECTION 6.04. Mergers and Acquisitions. Consolidate or merge into or with any Person, or make any Acquisition, or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any Subsidiary so to do, except as follows:

(a) any Subsidiary may merge into or be acquired by a Loan Party, provided that (i) such Loan Party is the survivor thereof (and in a transaction involving the Company, the Company is the survivor thereof), and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist;

(b) any Subsidiary may merge into or be acquired by another Subsidiary, and;

(c) the consummation of the CheckFree Acquisition; and

(d) Acquisitions of one or more Operating Entities or Properties, provided that immediately before and after giving effect to each such Acquisition under this Section 6.04(d), (1) no Default shall or would exist, and (2) all of the representations and warranties contained in Article III (other than Sections 3.04(a) and 3.12) shall be true and correct as if then made (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such date).

SECTION 6.05. Pari Passu Obligations. The obligations of each Loan Party under the Loan Documents shall at all times rank not lower than pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Loan Party.

SECTION 6.06. Transactions with Affiliates. Become, or permit any Subsidiary to become, a party to any transaction with any Affiliate of the Company on a basis materially less favorable to the Company or such Subsidiary in any material respect than if such transaction were not with an Affiliate of the Company.

SECTION 6.07. Restricted Payments. Make any Restricted Payment, or permit any Subsidiary so to do, except any one or more of the following Restricted Payments:

(a) Restricted Payments made by the Company, provided that (i) immediately before and after giving effect thereto no Event of Default shall or would exist, and (ii) immediately after giving effect thereto, the Company would be in pro-forma compliance with Section 6.08; and

(b) Restricted Payments by any Subsidiary, provided that no Restricted Payment made to any holder of a minority interest in the Stock thereof shall be greater, on a pro rata basis, than the amount received by the Company and the other Subsidiaries in respect thereof.

SECTION 6.08. Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter to be greater than: (i) 3.5 to 1.0 at all times prior to the Term Loan Facility Effective Date, (ii) for the period beginning on the Term Loan Facility Effective Date and ending March 30, 2009, 4.5 to 1.0, (iii) for the period beginning on March 31, 2009 and ending March 30, 2010, 4.0 to 1.0, and (iv) from March 31, 2010 and thereafter, 3.5 to 1.0; or

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty of any Loan Party in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any final version of any report, certificate or other document delivered on or after the date hereof, shall prove to have been incorrect in any material respect when made;

(d) (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or in Article VI or (ii) except as permitted herein, any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void by any Loan Party, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after an executive of such Loan Party being aware of such failure;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming or being declared due prior to its scheduled maturity or (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company or any Subsidiary and the same shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 consecutive days;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would have a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the occurrence of an Event of Default under and as defined in (i) the Indenture, dated as of April 11, 2003, between the Company, as Issuer, and BNY Midwest Trust Company, as Trustee, as amended or supplemented, (ii) the Indenture, dated as of June 27, 2003, between the Company, as Issuer, and BNY Midwest Trust Company, as Trustee, as amended or supplemented, or (iii) the New Bond Indenture;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided, no such delegation shall serve as a release of the Administrative Agent or waiver by any Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of) the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

In the event that a Subsidiary organized under the laws of a jurisdiction in the United Kingdom becomes a Foreign Subsidiary Borrower party hereto (a “UK Borrower”), each Lender (a) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with this Agreement, (b) shall cooperate with the Administrative Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme, and (c) without limiting the liability of such UK Borrower under this Agreement, shall, within five (5) Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the PTR Scheme in connection with such Lender’s participation in any Borrowing (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct). Each UK Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall (a) promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme and (b) act in accordance with any provisional notice issued by H.M. Revenue & Customs under the PTR Scheme. Each of the parties hereto acknowledge that the Administrative Agent (a) is entitled to rely completely upon information provided to it in connection with this paragraph, (b) is not obliged to undertake any inquiry into the accuracy of such information, nor into the taxation status of any Lender or, as the case may be, a UK Borrower providing such information and (c) shall have no liability to any Person for the accuracy of any information the Administrative Agent submits in connection with this paragraph. As used herein, “PTR Scheme” means the Provisional Treaty Relief scheme as described in the United Kingdom’s Inland Revenue Guidelines dated January 2003 and administered by H.M. Revenue & Custom’s Centre for Non-Residents.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention of Thomas Hirsch, Executive Vice President and Chief Financial Officer and Erich Janzen, Vice President of Treasury (Telecopy No. (262) 879-5318), with a copy to, in the case of any notice of Default or Event of Default, Charles W. Sprague, Executive Vice President and General Counsel (Telecopy No. (414) 879-5425);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, Chase Tower IL 1-0010, Chicago, Illinois 60670, Attention of Teresita Siao (Telecopy No. (312) 385-7096);

(iii) if to an Issuing Bank, to it at (a) JPMorgan Chase Bank, National Association, Loan and Agency Services Group, Chase Tower IL 1-0010, Chicago, Illinois 60670, Attention of Teresita Siao (Telecopy No. (312) 385-7096) or (b) The Bank of New York, One Wall Street, 19th Floor, New York, New York 10286, Attention of Edgar Greaves (Telecopy No. (212) 635-7923), with a copy to The Bank of New York, One Wall Street, 19th Floor, New York, New York 10286, Attention of Mark Wrigley (Telecopy No. (212) 635-1208);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, Chase Tower IL 1-0010, Chicago, Illinois 60670, Attention of Teresita Siao (Telecopy No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company or, unless required by the terms of this Agreement, all or substantially all of the Subsidiary Guarantors from, its obligations under Article X or the Subsidiary Guaranty, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Company, the Administrative Agent will notify the Company of its intent to contact such outside counsel, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement at any time during a Default, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the enforcement and performance of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee (b) a dispute among the Lenders not arising from a Default or (c) such Indemnitee’s breach of the Loan Documents.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such

Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, promptly after any such set off and application, such Lender or Affiliate shall give notice thereof to the Company. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries. For the purposes of this Section, “Information” means all information which is received from the Company relating to the Company, the Target, their respective Subsidiaries or Affiliates, their respective business or the CheckFree Acquisition, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article X, of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives, other than as set forth in this Article X, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by: (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing

Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FISERV, INC., as the Company

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By
Name:
Title:

THE BANK OF NEW YORK, individually and as Syndication Agent

By
Name:
Title:

[OTHER LENDERS]

By
Name:
Title:

Signature Page to Credit Agreement

Fiserv, Inc.